25


                          SCHEDULE 14A
                         (RULE 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement   / / Confidential, for Use of
                                      the Commission Only (as
                                      permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

                        Pharmhouse Corp.
-----------------------------------------------------------------
        (Name of Registrant as Specified in Its Charter)
-----------------------------------------------------------------

  (Name of Person(s) Filing Proxy Statement, if other than the
                           Registrant
Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(I)
    and 0-11.
-----------------------------------------------------------------
(1) Title of each class of securities to which transaction
applies:
-----------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
-----------------------------------------------------------------
(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was
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/ / Check box if any part of the fee is offset as provided by
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offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or scheduel and the
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(1) Amount previously paid:
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(4) Date filed:
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<PAGE 1>
                        PHARMHOUSE CORP.
                          860 Broadway
                    New York, New York 10003

                    NOTICE OF ANNUAL MEETING
                         OF SHAREHOLDERS

                    TO BE HELD JULY 18, 1997


     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of PHARMHOUSE CORP., a New York corporation (the
     "Corporation"), will be held at 1177 Avenue of the Americas, 2nd Floor, New York City, at 10:00 a.m., New York time, on
     July 18, 1997 for the following purposes:

     1.   To elect eight directors to hold office until the next
       Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified.

     2. To ratify the appointment of Price Waterhouse LLP to serve as independent accountants of the Corporation for the current year.

     3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on June 30, 1997 as the record date for the determination of shareholders of the Corporation entitled to notice of and to vote at the Meeting.

     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, BUT
     DESIRE YOUR COMMON SHARES TO BE VOTED, PLEASE FILL IN, DATE,
     SIGN AND RETURN THE ENCLOSED PROXY.

                              By Order of the Board of Directors
                              Marcie B. Davis
                              Secretary

     New York, New York
     Dated:  July 1, 1997

<PAGE 2>

                        PHARMHOUSE CORP.
                          860 Broadway
                    New York, New York 10003

                         PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Pharmhouse Corp. (the "Corporation") for use at the Annual Meeting of Shareholders of the Corporation to be held on July 18, 1997 (the "Meeting") at 1177 Avenue of the Americas, 2nd Floor, New York City, at 10:00 a.m. New York time, and any adjournments thereof. Shareholders of record as of the close of business on June 30, 1997 will be entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of that date, there were 2,444,663 Common Shares, par value $.01 per share ("Common Shares"), issued and outstanding and entitled to vote. Each such Common Share is entitled to one vote on any matter presented to the Meeting.

     If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the Common Shares represented thereby will be voted as follows: (i) for the election of the eight nominees named below as directors; (ii) for the ratification of the appointment of Price Waterhouse LLP as the Corporation's independent accountants for the current fiscal year; and
     (iii) in the discretion of the persons named in the enclosed form of Proxy, on any other proposals to properly come before the Meeting or any adjournments thereof. ANY SHAREHOLDLER WHO HAS GIVEN A PROXY MAY REVOKE IT BY WRITTEN NOTICE ADDRESSED TO AND RECEIVED BY THE SECRETARY OF THE CORPORATION PRIOR TO ITS EXERCISE, OR BY SUBMITTING A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. THE MERE PRESENCE AT THE MEETING OF THE PERSON APPOINTING A PROXY DOES NOT REVOKE THE PRIOR GRANT OF A PROXY.

     The presence in person or by proxy of a majority of the outstanding Common Shares entitled to vote at the Meeting will be necessary to constitute a quorum. Directors shall be elected by a plurality of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting. Ratification of the Corporation's independent accountants requires the affirmative vote of a majority of the votes cast by the Common Shares present in person or represented by Proxy at the Meeting.

     Information with respect to beneficial ownership of Common
     Shares by directors and offices of the Corporation is set forth under the captions "Principal Shareholders" and "Security Ownership of Management."

     The approximate date of mailing of this Proxy Statement is expected to be
     July 2, 1997.

<PAGE 3>

     MATTERS TO BE BROUGHT BEFORE THE MEETING

     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

     Eight directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors shall have been duly elected and qualified. It is the intention of the persons named in the enclosed form of Proxy to vote the Common Shares represented thereby for the election as directors of the persons named in the table below unless otherwise specified in the Proxy. In the event that any of the nominees named below should become unavailable or unable to serve as a director, it is intended that the persons named in the Proxy will vote for the election, in his or her place and stead, of any substitute nominee who shall be designated by the Board. The Board has no reason to believe that it will be necessary to designate any substitute nominees.

     The following table contains information regarding all nominees for election as directors of the corporation.

                      Other Positions With
                      The Corporation;
                      Principal
                      Occupation(s) or
                      Employment During     Person Served as a Director
Name/Age (1)          Past Five Years       of the Corporation
-----------------------------------------------------------------------
Manfred Brecker /70   Chairman of the       Since 1968
                      Board of the
                      Corporation since
                      1983; Chief
                      Executive Officer
                      from 1983 to 1989;
                      President and Chief
                      Operating Officer of
                      the Corporation from
                      1971 until 1983. (2)

Kenneth A. Davis/47   President, Chief      Since 1979
                      Executive Officer
                      and Chief Operating
                      Officer of the
                      Corporation since
                      January 1990;
                      President and Chief
                      Operating Officer
                      from 1983 to
                      December 1989; from
                      1980 to 1983, Vice-
                      President of the
                      Corporation;  an
                      employee of the
                      Corporation since
                      1979.(2)

Joseph Keller/51      Senior Vice           Since 1991
                      President -
                      Administration and
                      Operations since May
                      1995; Senior Vice
                      President -
                      Operations since
                      1985;  Vice
                      President from
                      September 1984 to
                      September 1985; an
                      employee of the
                      Corporation since
                      1963.

Raymond L. Steele/62  Retired.  From        Since 1991
                      August 1990 until
                      September 1993,
                      Executive Vice
                      President of
                      Pacholder
                      Associates, Inc.
                      Cincinnati, Ohio;
                      prior thereto,
                      Executive Advisor at
                      The Nickert Group
                      from 1989 through
                      1990; Vice
                      President, Trust
                      Officer and Chief
                      Investment Officer
                      of The Provident
                      Bank, Cincinnati,
                      Ohio, from 1984
                      through 1988.

<PAGE 4>

Marcie B. Davis/44    Executive Vice        Since 1995
                      President/ Secretary
                      & Treasurer   Senior
                      Vice President -
                      Finance from 1991 to
                      October 1995; Chief
                      Financial Officer
                      from January 1995 to
                      October 1995;
                      Secretary of the
                      Corporation since
                      1990, Treasurer
                      since 1988 and Vice
                      President since
                      1984; an employee of
                      the Corporation
                      since 1971. (2)

Melvin Katz/65        Partner, law firm of  Since 1972
                      Maloney,  Mehlman &
                      Katz since April
                      1994; prior thereto,
                      practicing attorney
                      in New York City for
                      more than 36 years
                      and served as a
                      partner in various
                      firms.

Peter Gerard/51       Managing Director of  Since 1995
                      Rauscher Pierce &
                      Clark, Inc., a
                      London based
                      investment banking
                      firm, resident in
                      Dallas, Texas, since
                      July 1995; Managing
                      Partner of Llama
                      Associates, a
                      provider of
                      mezzanine and bridge
                      financing since
                      1990; Chairman and
                      Chief Executive
                      Officer of Spinnaker
                      Partners, Westbrook
                      Hospitality
                      Corporation and
                      affiliates since
                      1984; prior to 1984,
                      Senior Vice
                      President -
                      Corporate Finance of
                      Schneider Bernet &
                      Hickman, an
                      investment banking
                      and brokerage
                      organization.

Michael A. Feder/45   Managing Director in  Since 1995
                      the Investment
                      Banking Department
                      of Credit Suisse
                      First Boston, an
                      international
                      investment banking
                      firm with which Mr.
                      Feder has been
                      associated in the
                      areas of investment
                      banking and capital
                      markets since 1980;
                      prior thereto, a
                      Vice President of
                      the Chase Manhattan
                      Bank.
     (1) As of May 31, 1997
     (2) Mr. Davis is the son-in-law of Mr. Brecker. Ms. Davis is the daughter of Mr. Brecker and the wife of Mr. Davis.

     MEETING OF THE BOARD AND COMMITTEES

     The Board held five meetings during the Corporation's fiscal year ended February 1, 1997. During such fiscal year, each of the incumbent directors attended at least 75% of the sum of (a) the total number of meetings held by the Board during the period in which he was a director and (b) the total number of meetings held by the respective committees on which he served.

     The Board has an Audit Committee and a Compensation
     Committee.  The Board has no standing Nominating Committee.

     The Audit Committee, currently consisting of Messrs. Katz,
     Gerard and Steele, oversees the Corporation's accounting and internal control systems and the annual audit of the Corporation's financial books and records. The Audit
     Committee has held two meetings since February 3, 1996.

     The Compensation Committee currently consists of Messrs.
     Katz, Steele and Feder. The Compensation Committee reviews and approves compensation arrangements for principal executive officers of the Corporation, including the Chief
     Executive

<PAGE 5>

     Officer and administers each of the Corporation's Stock
     Option Plans.  Since the establishment of the Compensation
     Committee in October 1995, the Board of Directors has dissolved its 1991 Incentive Stock Option Plan Committee and its 1991 Non-Qualified Stock Option Plan Committee.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information, as of June 12, 1997, with respect to holdings of the Corporation's Common Shares by each person known by the Corporation to be the beneficial owner of more than 5% of the total number of Common Shares outstanding as of that date. Each beneficial owner has sole voting and investment power with respect to the Common Shares set forth opposite his or her name in the following table, except as otherwise disclosed in the footnotes to the table.

     Name and Address of     Amount and Nature of
     Beneficial Owner        Beneficial Ownership     Percent of Class*
     ------------------------------------------------------------------
     Anne Brecker                  539,137 (1)              15.4%
     860 Broadway
     New York, New York
     10003

     Rosenthal & Rosenthal         209,195 (2)               6.0%
     1370 Broadway
     New York, New York
     10018

     Kenneth A. Davis              512,381 (3)              14.6%
     860 Broadway
     New York, New York
     10003

     Hemisphere Trading Co., Inc.  260,000 (4)               7.4%
     5796 Shelby Oaks Drive
     Memphis, TN 38134-7333

     *Calculation based upon 3,499,808 Common Shares outstanding as of June 12, 1997 (including total non-qualified options of 218,583, total incentive options of 697,588 (of which 471,085 of such options are not currently exercisable) and 209,195 outstanding warrants). To the best of the Corporation's knowledge, no amendment to Schedules 13D and to the Forms 4 relied upon in preparing the above table reflecting a change in beneficial ownership of the Common Shares since that date has been filed with the Securities and Exchange Commission. The Corporation is not aware, and has no reason to believe, that the information contained in such filings is not complete and accurate or that a statement or amendment should have been filed and was not as of the date hereof. However, changes

<PAGE 6>

     in beneficial ownership of which the Corporation is unaware may have occurred which have not been reported.

     (1) Includes 533,343 shares owned by Mrs. Brecker and 5,794 shares held by trusts, of which she is the trustee, for the benefit of her children. Mrs. Brecker disclaims beneficial ownership of the shares held by such trusts. Does not include 1,281 shares beneficially owned by Mrs. Brecker's husband, Manfred Brecker, the Chairman of the Board of the Corporation, with respect to which Mrs. Brecker disclaims beneficial ownership.
     (2) Consists of shares beneficially owned by Rosenthal & Rosenthal, Inc. ("Rosenthal") which Rosenthal has the right to acquire pursuant to currently exercisable warrants. On behalf of Rosenthal, the Corporation filed a Registration Statement under the Securities Act of 1933 pertaining to such warrants and shares which was rendered effective June 12, 1997 and, to the best of the Corporation's knowledge, Rosenthal is currently engaged in the offer and sale of such securities.
     (3) Includes 54,414 shares subject to options granted to Mr. Davis pursuant to the Corporation's 1991 Incentive Stock Option Plan (the "Incentive Option Plan") and 153,663 shares subject to options granted pursuant to Corporation's 1991 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), all of which are exercisable within 60 days, and shares subject 15,415 options granted to him pursuant to the Incentive Option Plan and 109,585 shares subject to options pursuant to the 1995 Stock Option Plan, none of which is currently exercisable.
     (4) As reported on Amendment #1 to Schedule 13D filed by Hemisphere Trading Co., Inc. ("Hemisphere") on April 7, 1997. According to Schedule 13D, Hemisphere has shared voting power and shared dispositive power with respect to all 260,000 of these shares.

<PAGE 7>
                SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of June 12, 1997 with respect to holdings of the Registrant's Common Shares beneficially owned by each of the Registrant's directors and Named Executive Officers and by all officers and directors of the Registrant as a group.


                                 Amount and Nature of   Percent of Class**
     Name of Beneficial Owner    Beneficial Ownership   (As of June 12, 1997)
     ------------------------------------------------------------------------
     Manfred Brecker                    76,281 (1)             2.2%

     Kenneth A. Davis                  512,381 (2)            14.6%

     Joseph Keller                     131,153 (3)             3.7%

     Marcie B. Davis                   182,472 (4)             5.2%

     Melvin Katz                         5,460                  **

     Michael A. Feder                    5,000                  **

     Peter Gerard                        5,000                  **

     Raymond L. Steele                   6,379                  **

     Officers and                    1,125,860 (5)            32.2%
     directors as a
     group (consisting
     of 13 persons)

     **Less than 1%

     (1) Includes 75,000 shares subject to options which are not currently exercisable. Does not include 533,343 shares owned by Mr. Brecker's wife, Anne Brecker, or 5,794 shares held by trusts for the benefit of Mr. Brecker's adult children, of which his wife is the trustee, as to which Mr. Brecker disclaims beneficial ownership.
     (2) Includes 153,663 shares subject to options granted to Mr. Davis pursuant to the Registrant's Non-Qualified Plan, 54,414 shares subject to options granted pursuant to the Registrant's Incentive Option Plan, all of which are exercisable within 60 days, and 15,415 shares subject to options granted under the Incentive Option Plan, and 109,585 shares subject to options granted under the 1995 Option
     Plan, none of which is currently exercisable.    Does not
     include 182,472

<PAGE 8>

     shares beneficially owned by Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of the shares held by his wife.
     (3) Includes 12,874 shares subject to options granted to Mr. Keller under the Non-Qualified Plan and 26,000 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days, and 15,000 shares subject to options granted under the 1995 Option
     Plan, none of which is currently exercisable.
     (4) Includes 42,299 shares subject to options granted to Ms. Davis pursuant to the Registrant's Non-Qualified Plan,
     17,379 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days, and 50,000 shares subject to options granted under the 1995 Option Plan, none of which is currently exercisable. Does include 512,381 shares beneficially owned by Ms. Davis' husband. Ms. Davis disclaims beneficial ownership of the shares held by her husband.
     (5) Includes an aggregate of 218,583 shares subject to options granted under the Registrant's Non-Qualified Plan and 181,657 shares subject to options granted under the Incentive Option Plan, all of which are exercisable within 60 days, and 342,585 shares subject to options granted under the Registrant's 1995 Option Plan, none of which is currently exercisable.

              REPORT OF THE COMPENSATION COMMITTEE
                    OF THE BOARD OF DIRECTORS
                    ON EXECUTIVE COMPENSATION

     The Board has appointed a Compensation Committee comprised of independent, non-employee directors of the Corporation. The Compensation Committee reviews and approves compensation arrangements for principal executive officers of the Corporation, including the Chief Executive Officer, and administers each of the Corporation's Stock Option Plans.

     Prior to the appointment by the Board of the Compensation Committee in October 1995, all determinations with respect to the levels and categories of executive compensation were made by the Board based upon various objectives, including the following:

     (1) To pay sufficient compensation to attract, retain and motivate competent executive officers, subject, however, to the limitations imposed by the Corporation's limited cash resources;

     (2) To attempt to relate executive compensation to individual and company-wide performance and improvement in the future results of operations of the Corporation; and

     (3) To more directly relate executives' financial interests to the interests of shareholders by tying a significant aspect of such executives'

<PAGE 9>

     compensation to increases in the market vallue of the Corporation's outstanding Common Shares through such means as restricted stock awards and/or stock options.

The Compensation Committee is continuing to review executive compensation policies based on the foregoing objectives.

COMPENSATION FOR THE LAST FISCAL YEAR

Since the commencement of the Corporation's last fiscal year, except as noted below, the Compensation Committee has not modified the cash compensation payable to its executive officers, including its Chief Executive Officer, from the amounts of such compensation payable to such executive officers which were established by the Board in July 1995 shortly after the Corporation's completion of The Rx Place Stores acquisition.

COMPENSATION OF COMPENSATION COMMITTEE DURING FISCAL 1997 AND
DURING CURRENT FISCAL YEAR

Recommendations concerning compensation and the grant of stock options to executive officers of the Corporation during Fiscal 1997 were made by the Compensation Committee of the Board of Directors, whose members include Melvin Katz, a member of a law firm which serves as general counsel to the Corporation. For further information see "Certain Relationships and Related Transactions" elsewhere in this Proxy Statement.

COMPENSATION OF EXECUTIVES DURING FISCAL 1997

During Fiscal 1997, the Compensation Committee took the following actions with respect to executive compensation:

In February 1996, the Compensation Committee recommended to the
Board the following increases in the annual cash compensation payable to the two following executive officers:

                                            Increased Annual
Name                  Prior Compensation    Compensation
-------------------------------------------------------------
Marcie B. Davis (1)   $  92,500             $125,000
Joseph Keller         $ 108,270             $120,000

The recommendation by the Compensation Committee to the Board with respect to the increase in Ms. Davis' compensation reflected the Committee's assessment of the increasing and substantial executive responsibilities borne by Ms. Davis in recent years and the important contribution which she has made to the Corporation's operations and financial management.

-----------------
(1) The incrase in the compensation of Ms. Davis was retroactive to July 1995 when the matter was first considered by the Board

<PAGE 10>

The recommendation of the Compensation Committee with respect to the increase in Mr. Keller's compensation reflected the fact that Mr. Keller has assumed additional administrative responsibilities in connection with the Corporation's operations and that the $20,000 increase in Mr. Keller's compensation restored only $20,000 of the $30,000 reduction in his annual base compensation from the amount he received in Fiscal 1994.

The foregoing increases in the compensation of the above-named executive officers recommended by the Compensation Committee were subsequently approved by the Board.

GRANT OF STOCK OPTIONS

On March 6, 1996, the Compensation Committee authorized the grant of incentive stock options under its 1991 and 1995 Stock Option Plans to executive officers and key employees of the Corporation to purchase an aggregate of 534,000 Common Shares at an exercise price, except as noted below, of $3.1875 per share, which equaled the fair market value of the Common Shares on that date.
Included in those options were the grant of options to purchase the following number of Common Shares to the following Named Executive Officers identified in the Summary Compensation Table:

Name                  Executive Office      Options (Number of Shares)
---------------------------------------------------------------------
Kenneth A. Davis      President/CEO/COO           125,000
Manfred Brecker       Chairman of the Board        75,000
Joseph Keller         Senior VP-Administration     15,000
Marcie B. Davis       Executive Vice President     50,000
Gerald Katz           Senior VP-Merchandising      30,000

Except for the options granted to Mr. Katz, the vesting of which was governed by his employment agreement, described under "Agreements with Executive Officers" elsewhere in this Proxy Statement(2), none of the options granted by the Compensation Committee to the above-named executive vests or is exercisable until the completion of the third year of the term of such options and thereafter such options vest and become exercisable (on a cumulative basis) with respect to specified percentages of such options during subsequent years of their term. The exercise prices of the incentive stock options granted to Kenneth A. Davis, Manfred Brecker and Marcie B. Davis equaled 110% ($3.5063 per share) of the fair market value of the Common Shares on the date of grant of such options.

BONUS PROGRAM

In July 1995, the Board approved a bonus program in principle pursuant to which a defined group of executives of the Corporation (other than the Chief Executive Officer) would be entitled to share in a bonus pool equal to 5% to 10% of the Corporation's pre-tax income in

-----------------
(2) The employment agreement between the Corporation and Mr. Katz was terminated in December 1996 and he subsequently exercised options for 10,000 shares which had vested under the terms of that agreement.

<PAGE 11>

future fiscal years. Allocations of the bonus pool to individual executives would be made either pursuant to a formula to be incorporated in the plan or by the Compensation Committee based upon recommendations of the Chief Executive Officer (or through a combination of such methods). No bonuses are payable under the Bonus Program for or with respect to any fiscal year during which the Corporation has not achieved profitable results of operations. The Compensation Committee has not made any definitive recommendations to date with respect to establishing formulae for the determination of potential benefits under the proposed bonus plan, but intends to review with management several alternative approaches to fashioning a bonus plan appropriate for the Corporation's executives.

CHIEF EXECUTIVE OFFICER COMPENSATION

During 1994 and 1995 fiscal years, the annual compensation paid by the Corporation to Kenneth A. Davis, President and Chief Executive officer, was reduced substantially. As noted elsewhere in this Proxy Statement, the Board determined in July 1995 to increase Mr. Davis' compensation pursuant to the terms of an employment agreement which is effective through the Corporation's 1999 fiscal year. (See "Compensation for Last Fiscal Year" in this Report and "Agreements with Executive Officers" elsewhere in this Proxy Statement for a further description of his employment agreement and the compensation payable to Mr. Davis under that agreement). The Compensation Committee did not recommend any modifications to the cash compensation payable to Mr. Davis during the Corporation's last fiscal year nor to the terms of his employment agreement with the Corporation. Mr. Davis, however, elected not to take a $25,000 increase in cash compensation for the Corporation's last fiscal year to which he was entitled under his employment agreement. In addition, as indicated under "Agreements with Executive Officers", Mr. Davis' employment agreement provides for significant additional performance-based compensation which is conditioned upon the Corporation's future profitability, including an increase in base salary effective the year in which the Corporation achieves profitability and annual bonuses thereafter based upon a formula that is conditioned upon the level of the Corporation's pre-tax earnings per Common Share.

The determination by the Compensation Committee to grant Mr. Davis additional incentive stock options to purchase 125,000 Common Shares of the Corporation in March 1996 reflected its views concerning the central contribution and effort which Mr. Davis has made and is continuing to make to the furtherance of the Corporation's business objectives. That contribution during the last fiscal year included the vital role played by Mr. Davis in settling the Corporation's litigation with the Woolworth Companies arising out of the Corporation's acquisition of The Rx Place Stores (which, among other matters, resulted in an extraordinary gain for the Corporation), integrating the operations of The Rx Place Stores into the Corporation's overall operations as well as effecting cost-saving efficiencies in its operations. Since the potential benefits which Mr. Davis may derive from these additional options will result from improvements in the Corporation's performance in future fiscal periods and the reflection of such improvements in the increased market value of its outstanding Common Shares, the granting of such options is consistent with the approach

<PAGE 12>

of the Board in prior fiscal years, and the Compensation Committee's current approach, to relate a significant portion of executive compensation to future performance of the Corporation in a manner which aligns the interests of its executives with the interests of the shareholders of the Corporation.

        COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                        Michael A. Feder
                           Melvin Katz
                        Raymond L. Steele

                     EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning the compensation paid, as well as stock options and restricted stock awards earned by the Corporation's Chief Executive Officer and the Corporation's four most highly compensated executive officers other than the Chief Executive Officer for services rendered in all capacities to the Corporation and its subsidiaries during the fiscal year ended February 3, 1996 (the "Named Executive Officers"):

Name and Principal                             Restricted           All Other
Position             Year(1)  Salary(s)  Bonus  Stock Awards($)(2)   Compensation($)(3)
---------------------------------------------------------------------------------------
Kenneth A.            1997     225,000         0        0             1,164
Davis                 1996     225,000         0   48,772             1,171
President             1995     135,000         0    5,468             1,115
CEO, COO

Manfred Brecker       1997      175,000   25,000        0             1,164
Chairman of           1996      153,845   25,000        0             1,254
the Board             1995      125,000        0        0               985

Marcie B. Davis       1997      143,750        0        0               732
Executive VP          1996       92,500   15,000   19,791               743
Secretary/Treasurer   1995       52,900        0    2,219               656

Joseph Keller         1997      108,243        0        0               864
Sr. VP                1996      108,270    7,500   24,739               875
Administration        1995      100,000        0    2,774             1,067
& Operations

Gerald Katz           1997      125,000   10,000        0            29,473
Sr VP                 1996       12,500        0        0                 0
Merchandise &         1995            0        0        0                 0
GMM


Certain fiscal 1995 amounts have been reclassified to be consistent with the presentation used for fiscal 1996.

<PAGE 13>

*Gerald Katz began employment with the Corporation in January 1996 at an annual salary of $130,000. In addition, in connection with his employment by the Corporation, in March 1996, Mr. Katz acquired restricted common shares at a nominal purchase price and was granted incentive stock options to purchase additional Common Shares as described.

(1)  Refers to fiscal years ended February 1, 1997, February 3,
     1996 and January 28, 1995, respectively.

(2) The amounts set forth under this column represent the excess of the fair market value of the restricted shares vested during the fiscal year over the purchase price of such restricted shares. The restricted shares were sold to the named executive officers in December 1991. Portions of these restricted shares purchased by each such officer vested over the subsequent four year period.

(3) Includes contributions made by the Corporation to its 401(k) plan on behalf of the named executive officers.

In July 1995, the Board approved an employee incentive bonus program (the "Bonus Program") pursuant to which employees of the Corporation would be eligible to receive annual bonuses from a bonus pool equal to between 5% and 10% of the Corporation's pre-tax net income for such fiscal year. Such pool would be used to pay bonuses on an annual basis to such employees of the Corporation (other than the Chief Executive Officer) as shall be determined by the Compensation Committee based upon recommendations of the Chief Executive Officer. No bonuses will be payable under the Bonus Program for or with respect to any fiscal year in which the Corporation does not realize a profit.

AGREEMENTS WITH EXECUTIVE OFFICERS

In July 1995, the Corporation entered into Executive Employment Agreements with each of Manfred Brecker, Chairman of the Board, and Kenneth A. Davis, President and Chief Executive Officer of the Corporation. Each such agreement provides for an employment term continuing through the end of the Corporation's 1999 fiscal year (i.e., January 30, 1999). Under his employment agreement, Mr. Brecker is paid an annual base salary of $175,000, subject to annual cost of living increases, and a special bonus, in consideration of services rendered and to be rendered, in the amount of $100,000, payable in four equal annual installments commencing in 1995. Pursuant to his employment agreement, Mr. Davis is paid an annual base salary of $225,000 (increased to $250,000 as of the commencement of the Corporation's 1997 fiscal year), subject to annual cost of living increases, and an annual bonus, commencing in fiscal 1997, equal to $10,000 for every $.05 of per share pre-tax net income for the appropriate fiscal year. Mr. Davis' base salary will further increase to $300,000 retroactively to the first day of the fiscal year in which the Corporation achieves profitable operations.

The employment agreements with Messrs. Brecker and Davis also provide that, if such executive's employment with the Corporation is terminated (i) by the Corporation in breach

<PAGE 14>

of the agreement or (ii) by the executive for "Good Reason," as defined in the agreement to include, among other events, the occurrence of a change of control of the Corporation, then such executive shall be entitled to continue to be paid his base salary then in effect for a period of three years from the date of termination of employment or, in lieu thereof, a lump sum amount equal to the discounted present value of such three years of base salary.

In December 1995, the Corporation entered into an employment agreement with Gerald Katz, who commenced employment in January 1996 as its Senior Vice President-Merchandise Manager. Under that employment agreement, Mr. Katz (a) received an annual base salary of $130,000 (subject to certain adjustments) during the first year of his employment by the Corporation and (b) was sold 45,000 Common Shares of the Registrant at a nominal purchase price and was granted options to purchase 30,000 Common Shares at an exercise price of $3.75 per share (equal to their fair market at the date of their grant). The Common Shares sold to Mr. Katz were subject to ratable vesting and forfeiture provisions during a three year period and his options vested ratably over the same three year period.

On December 30, 1996, Mr. Katz's employment with the Corporation was terminated and, pursuant to the terms of his employment agreement, he is currently receiving severance pay through December 1997 (subject to reduction if he receives compensation from other sources after June 1997) and the Corporation issued to him 15,000 of the 45,000 Common Shares referred to above. Subsequent to the end of fiscal 1997, Mr. Katz exercised options to purchase 10,000 Common Shares at the above-noted exercise price and his remaining 20,000 options were either forfeited or have lapsed.

<PAGE 15>

OPTIONS GRANTS IN FISCAL 1997

Option and Stock Appreciation Right ("SAR") Grants in fiscal 1997
-----------------------------------------------------------------
The following table sets forth certain information concerning stock options and SARs granted during fiscal 1997 by the Company to the Named Executive Officers:

                                                     % of Total
                                                     Options
                   1991                              Granted        1991
                   Incentive  1995 Stock             to Employees   Incentive  1995    Expiration
Name               Plan       Opton Plan  Total(2)   During Fiscal  Plan       Stock   Date
                              (4)                    Year (1)(2)               Option
                                                                               Plan
-------------------------------------------------------------------------------------------------
Kenneth A. Davis   15,415     109,585     125,000    23.0%          $3.1875    3.5063  3/06/06
Manfred Brecker      --        75,000      75,000    13.8%            ---      3.5063  3/06/06
Marcie B. Davis      --        50,000      50,000     9.2%            ---      3.5063  3/06/06
Joseph Keller        --        15,000      15,000     2.8%            ---      3.1875  3/06/06
Gerald Katz        30,000       --         30,000     5.5%           3.7500     ---    3/31/97


     (1) Options were granted during fiscal 1997 to purchase a total of 543,000 shares. No SARs were granted during fiscal 1997.
     (2) During fiscal 1997, the Registrant did not grant stock appreciation rights.
     (3) Pursuant to an employment termination agreement between the Registrant and Mr. Katz, dated January 31, 1997, 20,000 options granted to Mr. Katz under the 1991 Incentive Plan were treated as vested and his remaining 10,000 options under such plan were forfeited as of such date.
     (4) Options granted under the 1995 Stock Option Plan vest as follows (cumulative percentage at end of period is indicated):
     Years 1 though 3 - 0%; Year 4 - 20%; Year 5 - 50%;
     Years 6 through 10 - 100%.

Options Exercised and Fiscal Year-End Option Values
---------------------------------------------------
The following table sets forth certain information concerning options exercised and the options outstanding at February 1, 1997 held by Named Executive Officers.

                                        Number of                        Value of
                   Shares    Value      Securities                       Unexercised
Name               Acquired  Realized   Underlying                       In-the-Money
                   on        $          Unexercised                      Options/
                   Exercise             Options/SARs                     SARs at 2/1/97
                                        at 2/1/97                        (4)
---------------------------------------------------------------------------------------------------------
                                       Exercisable(1)  Unexercisable(2)  Exercisable(1)  Unexercisable(2)
Kenneth A. Davis   ---       ---        208,077          125,000          $1,580,913       $ 629,127
Manfred Brecker    ---       ---              0           75,000                   0         374,528
Marcie B. Davis    ---       ---         59,678           50,000             450,989         249,685
Joseph Keller      ---       ---         38,874           15,000             273,662          79,688
Gerald Katz        ---       ---         20,000(3)             0              95,000               0


     (1) The exercisable options were granted pursuant to the 1991 Incentive Stock Option Plan and the 1991 Non-Qualified Stock Option Plan at exercise prices of $1.914 and $.544, respectively. The exercise price for Mr. Katz's options was $3.75 per share.
     (2) The unexercisable options were granted pursuant to the Registrant's 1995 Stock Option Plan at varying exercise prices (including 15,415 options granted to Mr. Davis under the 1991 Incentive Plan at exercise price of $3.1875). For information regarding the exercise price, vesting requirements and expiration date of options granted under the 1995 Stock Option Plan, see paragraph (c) of this item 11.
     (3) In March 1997, Mr. Katz exercised options under the 1991 Stock Option Plan to purchase 10,000 Common Shares and his remaining vested 10,000 options under that Plan lapsed.
     (4) The options have been valued at the average of the high and low bid price on February 1, 1997 (i.e. $8.75 per share).

<PAGE 16>

PERFORMANCE GRAPH

The following graph shows changes from January 1992 to January
1997 in the value of $100 invested in (1) Common Shares of the Corporation, (2) the Standard & Poor's Retail-Composite Index and
(3) the Standard & Poor's 500 Index.





(Line Graph depickting information listed in table below)



                    INDEXED RETURNS [1/1/92]

Company          Return    Return     Return    Return    Return
Name             Jan 93    Jan 94     Jan 95    Jan 96    Jan 97

Pharmhouse
Corp.             69.87    589.22      55.24    515.56    1134.23

Retail Stores
Composite        119.37    115.04     106.53    114.86     133.70

S& P 500
Composite        110.58    124.82     125.49    174.00     209.26


<PAGE 17>

COMPENSATION OF DIRECTORS

Each member of the Board who is not an officer or employee of the Corporation or any of its subsidiaries (an "Independent Director") is entitled to receive a fee of $500 for each Board meeting attended and $250 for each Committee meeting attended in addition to each such Director's annual grant of Common Shares pursuant to the Corporation's 1992 Incentive Compensation Plan for Non-Employee Directors, as amended, (the "Independent Directors Plan").

Pursuant to the Independent Directors Plan, as amended, a total of 75,000 Common Shares were reserved for issuance to Independent Directors. Each Independent Director elected by shareholders to serve as a member of the Board, through the 1988 Annual Meeting of Shareholders, is entitled to an award of 2,500 Common Shares upon his or her election or re-election. Each annual award of Common Shares under the Independent Directors Plan is effected automatically on the business day next succeeding each Annual Meeting of Shareholders (or Special Meetings in lieu thereof) at which an Independent Director is elected. As of the date hereof, an aggregate of 29,395 Common Shares have been issued to Independent Directors under the Independent Directors Plan.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of which Melvin Katz is currently a member performs legal services for the Corporation and received fees aggregating
$71,000 for services rendered to the Corporation in fiscal 1997.

PROPOSAL NO 2:  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

It is proposed that the shareholders ratify the selection of Price Waterhouse LLP as the independent accountants of the Corporation for the fiscal year ended January 31, 1998.

Price Waterhouse LLP has examined the financial statements of the Corporation and its subsidiaries since the Corporation's 1989 fiscal year. A representative of Price Waterhouse LLP will have the opportunity to address the shareholders if he so desires and is expected to be present at the Meeting. The representative will be available to answer appropriate questions from shareholders.

The Board recommends a vote FOR ratification of the appointment of the firm of Price Waterhouse LLP to serve as the Corporation's independent accountants for the fiscal year ending January 31, 1998.

<PAGE 18>

                          OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting.
However, if other matters should properly come before the Meeting, it is intended that the holders of Proxies will vote thereon in their discretion.

                     SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at the next
Annual Meeting of Shareholders of the Corporation (expected to be held in July 1998) must be received by the Corporation for inclusion in the Corporation's Proxy Statement on or prior to April 1, 1998.

                      COST OF SOLICITATION

The Corporation will pay the expenses for soliciting Proxies for the Meeting. Solicitations of Proxies may be made by personal calls upon, or telephone or telegraphic communications with, shareholders or their representatives by directors, officers and employees of the Corporation, none of whom will be compensated specially for these services.

                              By Order of the Board of Directors

                              Marcie B. Davis
                              Secretary

<PAGE 19>

                      Please date, sign and mail your
                   proxy card back as soon as possible!

                      Annual Meeting of Stockholders
                             PHARMHOUSE CORP.

                              July 18, 1997


---------------------------------------------------------------------
 A /X/ Please mark your
       votes as indicated
       in this example

                  FOR      WITHHOLD
1.  ELECTION     /  /        /  /    Nominees: Manfred Brecker
    OF                                         Kenneth A. Davis
    DIRECTORS                                  Melvin Katz
    (except as marked to the contrary)         Joseph Keller
    INSTRUCTIONS: to withhold your vote        Raymond L. Steele
    for any nominee(s), mark "For" and         Marcie B. Davis
    write that nominee's name on the           Michael A. Feder
    line below.                                Peter Gerard

    -----------------------------------

2.  Ratification of appointment of       FOR      AGAINST      ABSTAIN
    Price Waterhouse LLP as             /  /       /  /          /  /
    independent accountants of the
    Corporation (Mark Only One).

3.  In their discretion, upon other      FOR      AGAINST      ABSTAIN
    matters as may properly come        /  /       /  /          /  /
    before the meeting.


    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED AND FOR RATIFICATION OF THE APPOINT-MENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTS.

                  PLEASE ACT PROMPTLY
       SIGN, DATE & MAIL YOUR PROXY CARD TODAY


---------------------------------------------------------  Date ---------------
  STOCKHOLDER sign ABOVE   COHOLDER(if any) sign ABOVE

NOTE: Please be sure to sign and date this Proxy above. This proxy must be signed as name appears hereon. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                         REVOCABLE PROXY
                         PHARMHOUSE CORP.

    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        OF THE CORPORATION FOR THE ANNUAL MEETING OF
               SHAREHOLDERS ON JULY 18, 1997

    The undersigned hereby constitutes and appoints Joseph Keller and Kenneth A. Davis, each of them with full power to act without the other, his true anad lawful agents and proxies with full power of substitution and resubstitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PHARMHOUSE CORP. to be held at 1177 Avenue of the Americas, 2nd Floor, New York, N.Y., at 10:00 AM on July 18, 1997 and any adjournments thereof, on all matters before said meeting.